EXHIBIT 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Ltd. Acquires Assets of Nautamatic™ Marine Systems, Inc.

CAYMAN ISLANDS/March 28, 2007/PR Newswire - Garmin Ltd. (NASDAQ: GRMN) announced that it has today acquired substantially all the assets of Nautamatic Marine Systems, Inc. (“Nautamatic”), manufacturer of the TR-1 Gold and Gladiator marine autopilots. Financial terms of the transaction were not released. All of Nautamatic’s 28 employees have joined Garmin’s U.S. subsidiary, Garmin International, Inc. and will be based in the facilities previously occupied by Nautamatic in Newport, Oregon and Dania Beach, Florida. The acquisition is expected to be neutral to Garmin Ltd. earnings in 2007.

Nautamatic Marine Systems, which has operated under the name TR-1 Autopilots™ and was founded in 1994 by Graham Dorland and Doug Ford, is known for its innovative patented marine autopilot technology that does not require a rudder-angle sensor. These sensors are often the biggest installation and maintenance challenges in other autopilot systems. In addition, Nautamatic’s patented ShadowDrive™ technology lets boaters make manual course changes from the helm without disengaging the autopilot. TR-1 Autopilots are currently factory installed by dozens of respected boat manufacturers and are offered as an aftermarket accessory through a network of independent dealers.

Garmin will initially continue to offer the existing TR-1 marine autopilot products and intends to develop new marine autopilot products that will be integrated with Garmin Marine Network™ products.

“Nautamatic is known for its technology innovation and the reliability of its autopilots,” said Dr. Min Kao, chairman and CEO of Garmin, Ltd. “We believe this technology will be an excellent fit for Garmin and will enable us to better serve our marine customers by expanding our product offerings.”

“My colleagues and I are very excited to be joining Garmin,” said Doug Ford, formerly chief operating officer of Nautamatic, who has joined Garmin following the acquisition. “Garmin shares our vision and our focus on innovation, engineering excellence and customer service. We look forward to integrating our industry-leading marine autopilot technology into Garmin’s already impressive range of innovative marine products.”

This acquisition will enable Garmin to develop additional capabilities for the state-of-the-art Garmin Marine Network, which already combines features like GPS, sonar, radar, XM WX Satellite Weather, 3D “mariner’s eye” topside view or “fish eye” underwater navigation perspective, auto guidance, and an intuitive touchscreen interface for unparalleled situational awareness and ease of use.

Garmin is also pleased to announce the promotion of John Neyland to senior manager of marine marketing and OEM sales. John has had extensive experience in the marine industry including his recent position as a regional marine sales manager for Garmin.  Previously he ran his own business for several years as a marine installer where he gained extensive experience with radars, sounders, autopilots and other marine products.  John will oversee the integration of the Nautamatic sales team with the Garmin sales team.  He will also develop future programs to expand Garmin’s presence in the marine OEM and NMEA install-based market.  With the addition of an autopilot line and Garmin’s recent introduction of a revolutionary new marine product line up, including the addition of an expanded line of radars, Garmin is looking to expand its marine market.

About Garmin Ltd.
Through its operating subsidiaries, Garmin Ltd. (Nasdaq: GRMN) designs, manufactures, markets, and sells navigation, communication and information devices and applications - most of which are enabled by GPS technology. Garmin is a leader in the consumer and general aviation GPS technology. Garmin is a leader in the consumer and general aviation GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin’s virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark, and Nautamatic, TR-1 Autopilots and ShadowDrive are trademarks of Garmin Ltd. or its subsidiaries.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future product introductions and expected product availability dates are forward-looking statements. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known or unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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